Exhibit 99.1
Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
August 16, 2013

Shenandoah Business Dean Joins First Bank and First National Corporation Boards

Strasburg, Virginia (August 16, 2013) --- First National Corporation (the “Company”) (OTCBB: FXNC), announced today the appointment of Dr. Miles K. Davis as a director of the Company and its wholly-owned banking subsidiary, First Bank (the “Bank”).  Dr. Davis is the George Edward Durell Chair of Management and Dean of the Harry F. Byrd, Jr. School of Business at Shenandoah University in Winchester, Virginia.  Prior to becoming the Dean of the Business School in July 2012, Dr. Davis served as the founding director of the Institute for Entrepreneurship at the Harry F. Byrd, Jr. School of Business.  He continues to teach courses on entrepreneurship and is a published author on the intersection of religion and entrepreneurship.  Additionally, Dr. Davis is the host of an award winning radio program on small business, and he has numerous media citations.  Dr. Davis is active in the microfinance movement, and lectures regularly in the U.S., Africa and Europe.  His engagement in the business community is wide ranging.  He sits on the Boards of the Loudoun County Small Business Development Center, Top of Virginia Chamber of Commerce, The Lemonhead Council and the Amana Mutual Fund.

Doug Arthur, Chairman of the Board, stated, “We are pleased to have Dr. Miles Davis join the boards of our banking company and First Bank and look forward to his participation and leadership.  His dedication and commitment to small business, combined with his experience as a thought leader on entrepreneurship, will make him a valuable asset to our company.”

First National Corporation is the holding company of First Bank, a local independent community bank that started in Strasburg, Virginia in 1907.  First Bank has ten offices across the northern Shenandoah Valley. Dr. Davis joins a board of eight local business leaders.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank that first opened for business in 1907.  First Bank offers loan, deposit, trust and investment products and services from 10 office locations located throughout the northern Shenandoah Valley region of Virginia, which includes Shenandoah County, Warren County, Frederick County and the City of Winchester. Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market area.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2012, which can be accessed from the Company’s website at www.fbvirginia.com, as filed with the Securities and Exchange Commission.